UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

SCHEDULE 14A

_________________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SPECTAIRE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

______________________________________________________________

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SPECTAIRE HOLDINGS INC.
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 22, 2024

To the Stockholders of Spectaire Holdings Inc.:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Spectaire Holdings Inc., a Delaware corporation (the “Company”), to be held at 5285 Solar Drive Mississauga, Ontario L4W 5B8 Canada on July 22, 2024, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.      To approve an amendment to the Company’s Certificate of Incorporation, and authorize the Company’s Board of Directors (the “Board”), to effect a reverse stock split of the Company’s issued and outstanding Common Stock, par value $0.0001 per share, within a range from 1-for-20 to 1-for-75, with the exact ratio of the reverse stock split to be determined by the Board;

2.      To approve the reservation and issuance of up to $25.0 million of securities in connection with a Standby Equity Purchase Agreement;

3.      To approve the related party transaction by and among Corsario Ltd., Spectaire Canada Inc., and Spectaire Holdings Inc.;

4.      To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies; and

5.      To transact such other business as may properly come before the Special Meeting.

The Board has fixed the close of business on June 14, 2024 (the “record date”) as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponements thereof. Please review in detail the proxy statement for a more complete statement of matters to be considered at the Special Meeting.

We will mail proxy materials on or about June 29, 2024 to our stockholders of record as of the close of business on the record date. We are also providing access to our proxy materials over the Internet beginning on or about June 29, 2024.

The Special Meeting will be held as a physical in-person meeting. You can attend the Special Meeting at 5285 Solar Drive Mississauga, Ontario L4W 5B8 Canada. We encourage you to attend and participate in the Special Meeting, where you will be able to listen to the meeting live, submit questions and vote.

It is important that your shares be represented and voted whether or not you plan to attend the Special Meeting. You may vote on the internet, by telephone or by completing and mailing a proxy card or the form forwarded by your bank, broker or other holder of record. Voting over the internet, by telephone or by written proxy will ensure your shares are represented at the Special Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Our Board has determined that the matters to be considered at the Special Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, our board of directors unanimously recommends a vote “FOR” each matter to be considered.

By order of the Board,
Brian Semkiw
Chief Executive Officer

Watertown, Massachusetts
June 28, 2024

You are cordially invited to attend the Special Meeting. Whether or not you expect to attend the Special Meeting, PLEASE VOTE YOUR SHARES IN ADVANCE. You may vote your shares in advance of the Special Meeting via the internet, by telephone, or by mailing the completed proxy card. Voting instructions are printed on your proxy card.

If you were a stockholder of record as of June 14, 2024, you may vote during the Special Meeting. If, on June 14, 2024, your shares of our Common Stock were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, you are also invited to attend the Special Meeting and may vote online during the Special Meeting. However, even if you plan to attend the Special Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 22, 2024

Our proxy statement for the Special Meeting and proxy card are also available free of charge at
www.proxyvote.com

Spectaire Holdings Inc.
155 Arlington S.
Watertown, MA 02472

Special Meeting of Stockholders

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Spectaire Holdings Inc., a Delaware corporation (the “Company”, “we”, “us”, or “our”), on or about June 29, 2024, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) of the Company for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held at 5285 Solar Drive Mississauga, Ontario L4W 5B8 Canada on July 22, 2024, at 10:00 a.m., Eastern Daylight Time, and any adjournment or postponements thereof.

The cost of soliciting proxies will be borne by the Company. Following the mailing of this proxy statement, the Company may conduct further solicitations personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with any such solicitations. The Company does not intend to retain a proxy solicitor in connection with the Special Meeting. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company, upon request, will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

Only holders of record of outstanding shares of the Company’s common stock, par value $0.0001 per share, (“Common Stock”) at the close of business on June 14, 2024 (the “record date”), are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponements thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on the record date. There were 18,547,201 shares of Common Stock outstanding and entitled to vote on June 14, 2024.

QUESTIONS AND ANSWERS ABOUT THE
PROXY MATERIALS AND OUR SPECIAL MEETING

How do I attend, participate in, and ask questions during the Special Meeting?

The Company will be hosting the Special Meeting at 5285 Solar Drive Mississauga, Ontario L4W 5B8 Canada. All stockholders as of the record date may attend the Special Meeting. The Special Meeting will start at 10:00 a.m., Eastern Daylight Time, on July 22, 2024.

Who is entitled to vote at the meeting?

Only our stockholders of record at the close of business on June 14, 2024, the record date for the meeting, are entitled to receive notice of and to participate in the Special Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 18,547,201 shares of Common Stock outstanding, all of which are entitled to be voted at the Special Meeting.

How do I vote?

You may vote “For” or “Against” the proposals, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Special Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a stockholder of record or a beneficial owner, are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in any of the following manners:

•        To vote over the Internet prior to the Special Meeting, follow the instructions provided on the Notice of Internet Availability of Proxy Materials or on the proxy card provided. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•        To vote by telephone, call the toll-free number found on the proxy card provided, or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Proxy Materials.

•        To vote by mail, complete, sign and date the proxy card provided and return it promptly. As long as your signed proxy card is received before the Special Meeting, we will vote your shares as you direct.

Even if you plan to participate in the Special Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to participate in the Special Meeting. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on July 21, 2024. Even if you have submitted your vote before the Special Meeting, you may still attend the Special Meeting and vote electronically. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow the instructions to submit your vote by the Internet or telephone, if those instructions provide for Internet and telephone voting. To vote at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent, or contact your broker, bank or other agent to request a proxy form.

Can I revoke my proxy and change my vote?

Yes. You can revoke your proxy vote at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•        You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.

•        You may send a written notice that you are revoking your proxy to Spectaire’s Corporate Secretary at 155 Arlington St. Watertown, MA 02472.

•        You may attend the Special Meeting and vote electronically at the Special Meeting. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If you are a beneficial owner, you will need to revoke or resubmit your proxy through your broker (or bank or other nominee) and in accordance with its procedures.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Brian Semkiw, our Chief Executive Officer, has been designated as the proxy holder for the Special Meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Special Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the Special Meeting, then the proxy holder will use their own judgment to determine how to vote your shares. If the Special Meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What is the purpose of the Special Meeting?

At the Special Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement: (1) to approve an amendment to the Company’s Certificate of Incorporation, and authorize the Board, to effect a reverse stock split of the Company’s issued and outstanding Common Stock, within a range from 1-for-20 to 1-for-75, with the exact ratio of the reverse stock split to be determined by the Board; (2) to approve the reservation and issuance of up to $25.0 million of securities in connection with a Standby Equity Purchase Agreement; (3) To approve the related party transaction by and among Corsario Ltd., Spectaire Canada Inc., and Spectaire Holdings Inc.; (4) to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies; and (5) to transact such other business as may properly come before the Special Meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote are present by remote communication or represented by proxy at the Special Meeting.

If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chair of the Special Meeting or a majority in voting power of the stockholders entitled to vote at the Special Meeting, present by remote communication or represented by proxy, may adjourn the Special Meeting to another time or place.

What vote is required to approve each item?

Proposal One — To approve an amendment to the Company’s Certificate of Incorporation, and authorize the Board, to effect a reverse stock split of the Company’s issued and outstanding Common Stock, within a range from 1-for-20 to 1-for-75, with the exact ratio of the reverse stock split to be determined by the Board — the affirmative vote of the holders of a majority in voting power of the votes cast at the meeting on the matter.

Proposal Two — To approve the reservation and issuance of up to $25.0 million of securities in connection with a Standby Equity Purchase Agreement — the affirmative vote of the holders of a majority in voting power of the votes cast at the meeting on the matter.

Proposal Three — To approve the related party transaction by and among Corsario Ltd., Spectaire Canada Inc., and Spectaire Holdings Inc. — the affirmative vote of the holders of a majority in voting power of the votes cast at the meeting on the matter.

Proposal Four — to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies — the affirmative vote of the holders of a majority in voting power of the votes cast at the meeting on the matter.

Other Matters.    For each other matter, including any adjournments, the affirmative vote of the holders of a majority in voting power of the votes cast at the meeting on the matter.

What are the recommendations of the Board?

The Board recommends a vote “FOR” each of the proposals. If you sign and return your proxy card but do not specify how you want your shares voted, the person named as the proxy holder on the proxy card will vote in accordance with the recommendations of the Board.

The Board does not know of any other matters that may be brought before the Special Meeting. In the event that any other matter should properly come before the Special Meeting, the proxy holder will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What are the effects of broker non-votes?

A broker “non-vote” generally occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or other nominee has not received instructions as to such proposal from the beneficial owner and does not have discretionary powers as to such proposal. Broker non-votes will not effect voting on the proposals.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “routine” items, but will not be permitted to vote the shares with respect to “non-routine” items. The Company believes that Proposal One and Proposal Four are routine and Proposal Two and Proposal Three are non-routine. Accordingly, we believe your broker, bank, or other holder of record will have discretion to vote your shares on Proposal One and Proposal Four and will not have discretion to vote your shares on Proposal Two and Proposal Three, in which case, if you do not instruct your broker how to vote with respect to Proposal Two and Proposal Three, your broker may not vote with respect to such proposals. However, whether a proposal is “routine” or “non-routine” remains subject to the final determination of Nasdaq. If Nasdaq disagrees with our conclusions regarding whether a matter is routine or not, we will communicate such information to you pursuant to a Current Report on Form 8-K.

How are abstentions treated?

Abstentions will have no effect on the proposals.

Can I dissent or exercise rights of appraisal?

Stockholders are not entitled to dissent or exercise rights of appraisal in connection with any of the proposals to be presented at the Special Meeting.

Where can I find the voting results of the Special Meeting?

We intend to disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (the “SEC”), within four business days after the meeting.

PROPOSAL 1 — AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND
AUTHORIZATION OF THE BOARD TO EFFECT A REVERSE STOCK SPLIT

On June 14, 2024, the Board adopted a resolution approving, and recommending that the Company’s stockholders approve, this proposal to grant the Board the authority to file an amendment (the “Reverse Split Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), to effect a reverse stock split (the “Reverse Stock Split”) at any ratio at the Board’s discretion, from 1-for-20 to 1-for-75, in order to comply with the Nasdaq Stock Market LLC minimum price continued listing standards. Pursuant to the proposed Reverse Split Amendment, the form of which is attached to this proxy statement as Exhibit A, no changes will be made to the total number of shares of Common Stock authorized for issuance under the Certificate.

Purposes and Effect of the Reverse Split Amendment

The Board has determined that it is in the best interests of the Company and its stockholders to implement the Reverse Stock Split in order to reduce the number of shares of Common Stock outstanding. The Board believes that approval of a proposal providing the Board with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give the Board flexibility to set the ratio in accordance with current market conditions and therefore allow the Board to act in the best interests of the Company and its stockholders. The Board intends to implement the Reverse Stock Split as soon as practicable if approved at the Special Meeting. The Reverse Stock Split proposal is not part of a going-private transaction.

The Reverse Stock Split is intended to provide the capital structure that may facilitate further potential business and financing transactions and also increase the trading price of the Company’s Common Stock and provide us with greater liquidity and a stronger investor base.

Our Common Stock is listed on the Nasdaq Stock Market LLC. On May 6, 2024, Spectaire Holdings Inc. (the “Company”) received a letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days prior to the date of the Letter, the Company’s bid price was below the $1.00 per share minimum requirement for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”).

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company’s continued listing is predicated on it demonstrating sustained price improvement by no later than November 4, 2024 (the “Compliance Date”). To regain compliance with the Bid Price Rule, the Company’s bid price must equal or exceed $1.00 per share for a minimum of 10 consecutive business days at any time prior to the Compliance Date.

The Reverse Stock Split would decrease the total number of shares of our Common Stock outstanding and should, absent other factors, proportionately increase the market price of our Common Stock to a level above the minimum price for the Bid Price Rule. Therefore, the Board believes that the Reverse Stock Split is an effective means for us to regain compliance with the minimum price continued listing standard.

After the Reverse Stock Split is effected, if at all, we will continue to be subject to the periodic reporting requirements of the Exchange Act. By itself, the Reverse Stock Split will not have any impact on the market in which our Common Stock is traded; however, our Common Stock would be identified with a new CUSIP number following any Reverse Stock Split.

Certain Risks Associated with the Reverse Stock Split

The effect of the Reverse Stock Split upon the market price for our Common Stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, while we expect that the Reverse Stock Split will result in an increase in the per share price of our Common Stock, there can be no assurance that the market price of our Common Stock immediately after the Reverse Stock Split will be maintained for any period of time. This will depend on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding.

We cannot assure you that the Reverse Stock Split will increase our stock price on a sustained basis and have the desired effect of maintaining compliance with the continued listing standards of Nasdaq. Moreover, because some investors may view a reverse stock split negatively, there can be no assurance that the Reverse Split Amendment will not adversely impact the market price of our Common Stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

In addition, although we believe the Reverse Stock Split may enhance the desirability of our Common Stock to certain potential investors, we cannot assure you that, if implemented, our Common Stock will be more attractive to institutional and other long-term investors or that the liquidity of our Common Stock will increase since there would be a reduced number of shares outstanding after the Reverse Stock Split.

Stockholders should recognize that if the Reverse Stock Split is effected, they will own a proportionally smaller number of shares than they currently own. Therefore, if the Reverse Stock Split is implemented, some stockholders may consequently own less than one hundred shares of our Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the Reverse Stock Split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

However, the Board has determined that these negative factors are outweighed by the potential benefits.

Mechanics of the Reverse Stock Split

No Fractional Shares

Stockholders will not receive fractional shares of Common Stock in connection with the Reverse Stock Split. Instead, stockholders who would have been entitled to a fractional share will receive such additional fraction of a share of Common Stock as is necessary to increase the fractional share to which they were entitled to a full share.

Effect on Outstanding Equity Awards

•        The per share exercise price or settlement shares relating to any outstanding equity awards would be adjusted proportionately to take into account the Reverse Stock Split;

•        The number of shares of Common Stock authorized for future issuance under our stock incentive plans would be proportionately reduced and other similar adjustments would be made under the stock incentive plans to reflect the Reverse Stock Split; and

•        The exercise, exchange or conversion price of all other outstanding securities that are exercisable or exchangeable for or convertible into shares of our Common Stock would be proportionately adjusted and the number of shares of Common Stock issuable upon such exercise, exchange or conversion would be proportionately adjusted.

The table below provides examples of a Reverse Stock Split at various ratios between 1-for-20 and 1-for-75:

Shares Outstanding as of June 14, 2024	Reverse Stock Split Ratio	Shares Outstanding After Reverse Stock Split(1)	Reduction in Shares Outstanding
18,547,201	1-for-20	927,360	17,619,841
18,547,201	1-for-30	618,240	17,928,961
18,547,201	1-for-40	463,680	18,083,521
18,547,201	1-for-50	370,944	18,176,257
18,547,201	1-for-60	309,120	18,238,081
18,547,201	1-for-70	264,960	18,282,241
18,547,201	1-for-75	247,296	18,299,905

____________

(1)      Stockholders will not receive fractional shares of Common Stock in connection with the Reverse Stock Split. Instead, stockholders who would have been entitled to a fractional share will receive such additional fraction of a share of Common Stock as is necessary to increase the fractional share to which they were entitled to a full share. Thus, the amounts of shares outstanding calculated herein are estimates and the exact amounts cannot currently be determined.

The Reverse Stock Split will affect all holders of the Company’s Common Stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of the Company’s Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the Reverse Stock Split.

The Reverse Stock Split will not affect total stockholders’ equity on the Company’s balance sheet. As a result of the Reverse Stock Split, the stated capital component attributable to the Company’s Common Stock will be reduced to an amount equal to one-20 to one-75 of its present amount, in accordance with the range selected by the Board, and the additional paid-in capital component will be increased by the amount by which the Common Stock is reduced. Amounts for earnings (loss) per share of Common Stock will be restated for the effects of the Reverse Stock Split and will be higher than the previously disclosed amounts because there will be fewer shares of the Common Stock outstanding.

Authorized Shares of Common Stock

Because the number of authorized shares of Common Stock will not be reduced proportionately, the Reverse Stock Split will increase the ability of the Board to issue authorized and unissued shares without further stockholder action. Except as disclosed in our filings with the SEC, we currently do not have any plans, arrangements or understandings to issue any of the authorized but unissued shares that would become available as a result of the Reverse Stock Split. However, as we have previously disclosed in our filings with the SEC, the development of our business will require substantial additional capital, and continued operations depend on our ability to raise additional funding, which could occur through fundraising transactions that involve issuance of shares of Common Stock or securities convertible into or exercisable for Common Stock; depending on several factors including the number of shares that are issued or issuable in any such transaction, such shares could include authorized but unissued shares that would become available as a result of the Reverse Stock Split.

Interest of Certain Persons in Matters to be Acted Upon

No officer or director has any interest that differs from our stockholders with regard to the treatment of any securities of the Company that they own in the event that the Reverse Stock Split is effected.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split generally applicable to beneficial holders of shares of the Common Stock and does not purport to be a complete discussion of all possible tax consequences. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, holders subject to the alternative minimum tax, regulated investment companies or real estate investment trusts, partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members), traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons holding Common Stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; persons who acquire shares of Common Stock in connection with employment or other performance of services; persons who hold Common Stock as qualified small business stock within the meaning of Section 1202 of the Code, U.S. expatriates and foreign stockholders. The following summary is based on the provisions of the Internal Revenue Code (the “Code”), applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Stock Split.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements and conclusions set forth in this discussion or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

The federal income tax consequences of the Reverse Stock Split to a stockholder may depend upon whether such stockholder receives solely a reduced number of shares of Common Stock in exchange for its old shares of Common Stock or whether such stockholder also receives an additional fraction of a share of Common Stock (a “Round-Up Fractional Share”) as is necessary to increase the fractional share the shareholder would have received to a full share.

The Company believes that the Reverse Stock Split should constitute a recapitalization pursuant to Section 368(a)(1)(E) of the Code.

Subject to the discussion below addressing the receipt by certain shareholders of a Round-Up Fractional Share, a stockholder should not recognize gain or loss for federal income tax purposes as a result the Reverse Stock Split. In the aggregate, such stockholder’s basis in the reduced number of shares of Common Stock (aside from any Round-Up Fractional Share) should equal the stockholder’s basis in its old shares of Common Stock and such stockholder’s holding period in the reduced number of shares should include its holding period in its old shares exchanged therefore.

The federal income tax treatment to stockholders who receive a Round-Up Fractional Share is unclear. The IRS may take the position that the receipt of an additional portion of a share results in a distribution, that it results in gain or that no income or gain is recognized. Any income or gain recognized should not exceed the excess of the fair market value of such full share over the fair market value of the fractional share to which such stockholder was otherwise entitled. Stockholders are urged to consult their own tax advisors as to the possible tax consequences of receiving a Round-Up Fractional Share in the Reverse Stock Split.

The Company should not recognize any gain or loss as a result of the Reverse Stock Split.

The above discussion is solely written in connection with the proposed Reverse Stock Split and is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE SPLIT AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND AUTHORIZATION OF THE BOARD TO EFFECT A REVERSE STOCK SPLIT.

PROPOSAL 2 — To approve the RESERVATION AND issuance of up to $25.0 million of securities in connection with a Standby Equity Purchase Agreement

Our Common Stock is currently listed on Nasdaq and, as such, we are subject to Nasdaq rules, which require us to obtain stockholder approval prior to the issuance of our Common Stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding before the issuance.

Overview

On May 17, 2024, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”) pursuant to which the Company has the right to sell to Yorkville up to $25.0 million of Common Stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. The Company also entered into a Registration Rights Agreement with Yorkville pursuant to which it will register the resale of shares of Common Stock issued to Yorkville pursuant to the SEPA. Sales of the shares of Common Stock to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Common Stock to Yorkville under the SEPA.

Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the SEPA, including having a registration statement registering the resale of the shares of Common Stock issuable under the SEPA declared effective by the Securities and Exchange Commission, the Company will have the right, but not the obligation, from time to time at its discretion, to direct Yorkville to purchase a specified number of shares of Common Stock (an “Advance”) by delivering written notice to Yorkville (an “Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed the greater of (i) an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice, and (ii) 500,000 shares of Common Stock.

The shares of Common Stock purchased pursuant to an Advance will be purchased at a price equal to 97% of the lowest daily VWAP of the shares of Common Stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville. “VWAP” is defined as the daily volume weighted average price of the shares of Common Stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

Under applicable Nasdaq rules and the terms of the SEPA, in no event may the Company issue to Yorkville under the SEPA shares of Common Stock equal to greater than 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA (the “Exchange Cap”), unless (i) the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Yorkville for all of the shares of Common Stock that the Company directs Yorkville to purchase from the Company pursuant to the SEPA, if any, equals or exceeds the lower of (a) the official closing price of the Common Stock on Nasdaq immediately preceding the execution of the SEPA and (b) the average official closing price of the Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the SEPA, adjusted as required by Nasdaq. Moreover, the Company may not issue or sell any shares of Common Stock to Yorkville under the SEPA which, when aggregated with all other shares of Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Yorkville beneficially owning more than 4.99% of the outstanding shares of Common Stock.

Actual sales of shares of Common Stock to Yorkville as an Advance under the SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for our business and operations.

The SEPA will automatically terminate on the earliest to occur of (i) the 36-month anniversary of the date of the SEPA or (ii) the date on which the Company shall have made full issuances of Advances pursuant to the SEPA. The Company has the right to terminate the SEPA at no cost or penalty upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Common Stock need to be issued.

As consideration for Yorkville’s commitment to purchase the shares of Common Stock pursuant the SEPA, the Company paid Yorkville, (i) a structuring fee in the amount of $25,000 and (ii) a commitment fee equal to 233,644 shares and $125,000, to be paid on the three-month anniversary of the date of the SEPA.

The net proceeds under the SEPA to the Company will depend on the frequency and prices at which Common Stock is sold. The Company expects that proceeds received from such sales will be used primarily for working capital and general corporate purposes.

Reasons for the Financing

We believe that the Yorkville transaction provides necessary additional sources of capital to the Company. The proceeds that we expect to receive from the Yorkville transaction will allow the Company to fund its business operations. The Yorkville transaction provides the Company with future flexibility to enhance its liquidity in an opportunistic and efficient manner, and only when the Company deems it to be necessary. We remain focused on creating long-term value for our stockholders, and the Yorkville transaction will allow us to be strategic in how we access and deploy capital primarily in support of the ongoing development and distribution of our products.

Reasons for the Stockholder Approval

Our Common Stock is listed on Nasdaq, and as a result, we are subject to the Nasdaq Listing Rules. In order to comply with the Nasdaq Listing Rules we are seeking stockholder approval of this proposal to potentially sell additional shares of Common Stock above the Exchange Cap.

Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) in an amount equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price.” The Minimum Price is defined as the lower of (i) the closing price of the common stock immediately preceding the signing of the sale agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the sale agreement.

Accordingly, we are seeking stockholder approval under Nasdaq Listing Rule 5635(d) for the sale, issuance or potential issuance by us of Common Stock (or securities convertible into or exercisable for our Common Stock) in excess of 20% of the shares of our Common Stock outstanding immediately prior to the SEPA at an exercise price less than the Minimum Price in connection with the SEPA.

Consequences of Not Approving this Proposal

The Board is not seeking the approval of our stockholders to authorize our entry into the SEPA. The SEPA has already been executed and delivered, and the closing of the SEPA has occurred. The failure of our stockholders to approve this proposal will mean that the issuance of shares of Common Stock in accordance with the SEPA will be limited to an amount up to the Exchange Cap and we will not be able to realize the full benefit of this important financing transaction.

Potential Adverse Effects of Approving this Proposal

If approved, this proposal will provide for the issuance of up to an aggregate of $25 million shares of Common Stock to Yorkville. The issuance of shares of Common Stock to Yorkville will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of the Common Stock and will increase the number of the Company’s outstanding shares, which could depress the market price of the Common Stock.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESERVATION AND issuance of up to $25.0 million of securities in connection with a Standby Equity Purchase Agreement.

PROPOSAL THREE — TO APPROVE THE RELATED PARTY TRANSACTION BY AND AMONG CORSARIO LTD., SPECTAIRE CANADA INC., AND SPECTAIRE HOLDINGS INC.

Our Common Stock is currently listed on Nasdaq and, as such, we are subject to Nasdaq rules. Nasdaq Rule 5635 requires us to obtain stockholder approval prior to the issuance of our Common Stock in connection with certain transactions involving directors or officers of our Company.

On June 14, 2024, we entered into an Asset Purchase Agreement by and among Corsario Ltd., Spectaire Canada Inc., and Spectaire Holdings Inc. pursuant to which we will purchase certain assets of Corsario Ltd. in exchange for 1,500,000 shares of Common Stock. The assets being acquired are the software assets of Corsario that allow our primary business to provide auditable emission transactions for our customers with our Airecore product offering. The software is designed to comply with applicable international privacy and security regulations.

The Board believes this transaction is important, as the software supports secure transactions and will enable the company to more effectively generate and process carbon credits. The purchase price was determined through both an internal evaluation and external reviews by third parties and is intended to reflect the cost of developing this technology internally. The transaction was reviewed with and approved by a Board committee comprised solely of independent directors, prior to being approved by the full Board.

Brian Semkiw and Rui Mendes each own 50% of Corsario. Brian Semkiw currently serves as the Company’s Chief Executive Officer and Chairman of the Board and owns 4.2% of the Company’s outstanding Common Stock and Mr. Mendes serves as the Company’s Chief Information Officer.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RELATED PARTY TRANSACTION BY AND AMONG CORSARIO LTD., SPECTAIRE CANADA INC., AND SPECTAIRE HOLDINGS INC.

PROPOSAL FOUR — TO adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies

Our Board believes that, if the number of shares of our Common Stock outstanding and entitled to vote at the special meeting is insufficient to approve the proposals, it is in the best interests of the stockholders to enable our Board to continue to seek to obtain a sufficient number of additional votes to approve such proposals.

In this adjournment proposal, we are asking stockholders to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning or postponing the special meeting or any adjournment or postponement thereof. If our stockholders approve this proposal, we could adjourn or postpone the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposals.

Additionally, approval of this adjournment proposal could mean that, in the event we receive proxies indicating that a majority in voting power of the outstanding shares of our Common Stock entitled to vote on the proposals intends to vote against proposals, we could adjourn or postpone the special meeting without a vote on the proposals and use the additional time to solicit the holders of those shares to change their vote in favor of the proposals.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of June 14, 2024 (the “Ownership Date”), by:

•        each person or “group” who is known by the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock;

•        each of the Company’s named executive officers and directors; and

•        all current named executive officers and directors of the Company, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to common stock warrants, options that are currently exercisable or exercisable within 60 days of the Ownership Date, and restricted stock units and performance share awards that vest within 60 days of the Ownership Date, are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table is based upon information supplied by named executive officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The Percentage ownership of our Common Stock in the table below is based on 18,547,201 shares of our Common Stock issued and outstanding on June 14, 2024. Unless noted otherwise, the address of each of the individuals and entities named below is c/o Spectaire Holdings Inc., 155 Arlington St. Watertown, MA, 02472.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Perception Capital Partners II LLC(1)	15,800,000	85.2%

Directors and Named Executive Officers:
Rick Gaenzle	—	—
Brian Semkiw	775,337	4.2%
Brian Hemond	1,469,344	7.9%
Dr. Jörg Mosolf(2)	1,865,676	10.1%
Scott Honour(1)	15,800,000	85.2%
Frank Baldesarra	—	—
Chris Grossman	12,651	*
Rui Mendes	594,606	3.2%
Directors and executive officers as a group (8 individuals)	4,717,614	25.4%

____________

*        Less than one percent.

(1)      Includes 10,050,000 shares of Common Stock issuable upon the exercise of the Private Placement Warrants. Perception Capital Partners II LLC, the Sponsor, is the record holder of the shares of Common Stock reported herein. Sponsor is managed by Perception Capital Partners LLC, which is controlled by Northern Pacific Group, L.P. Scott Honour and Marcy Haymaker control Northern Pacific Group, L.P. As a result, Scott Honour and Marcy Haymaker may be deemed to beneficially own shares held by Sponsor by virtue of their indirect shared control over Sponsor.

(2)      1,812,062 of the shares of Common Stock beneficially owned by Dr. Jörg Mosolf are held indirectly through MLabCapital GmbH.

Change of Control Information

As previously announced, Spectaire Holdings Inc., a Delaware corporation (formerly known as Perception Capital Corp. II) (the “Company”), previously entered into that certain Agreement and Plan of Merger, dated as of January 16, 2023 (the “Merger Agreement”), with Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of PCCT (“Merger Sub”), and Spectaire Inc., a Delaware corporation (“Legacy Spectaire”), pursuant to which, on October 19, 2023, Merger Sub merged with and into Legacy Spectaire, with Legacy Spectaire surviving the merger as a wholly owned subsidiary of New Spectaire (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On October 16, 2023, the Company effected a deregistration under the Companies Act (as revised) of the Cayman Islands and a domestication under the General Corporation Law of the State of Delaware (the “DGCL”), as amended, pursuant to which the Company’s jurisdiction of incorporation changed from the Cayman Islands to the State of Delaware (the “Domestication”). In connection with the Domestication, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) and each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company (the “Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Ordinary Shares”), converted automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of the Company (“Common Stock”), (ii) each issued and outstanding warrant to purchase one Class A Ordinary Share (“Cayman Warrant”) converted automatically into a warrant to acquire one share of Common Stock (“Warrant”) pursuant to the Warrant Agreement, dated as of October 27, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, and (iii) each issued and outstanding unit of the Company, consisting of one Class A Ordinary Share and one-half of one Cayman Warrant, was cancelled and entitled the holder thereof to one share of Company Common Stock and one-half of one Warrant. Upon effectiveness of the Domestication, the Company changed its name from “Perception Capital Corp. II” to “Spectaire Holdings Inc.”

ADDITIONAL INFORMATION

Stockholder Proposals

The Company intends to hold an annual meeting in 2024 regardless of the outcome of the matters to be submitted at the Special Meeting.

If a stockholder would like us to consider including a proposal in our proxy statement for our 2024 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then it must be properly brought before the meeting in compliance with the requirements of Rule 14a-8 and our bylaws.

For director nominations or other appropriate business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide information required under our bylaws, and any updates or supplements to such information, at the times and in the form required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company (such notice within such time periods, “Timely Notice”). If a stockholder who has notified us of such stockholder’s intention to nominate a director or present a proposal at an annual meeting of stockholders does not appear to present such proposal at such meeting, then we are not required to present the proposal for a vote at such meeting.

Proposals should be addressed to:

Spectaire Holdings Inc.
Attention: Corporate Secretary
155 Arlington St.
Watertown, MA 02472

Delivery of Documents to Shareholders

For shareholders receiving printed proxy materials, unless the Company has received contrary instructions, it may send a single copy of this proxy statement to any household at which two or more shareholders reside if it is believed that the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the Company’s expenses. However, if shareholders prefer to receive multiple sets of the Company’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of such disclosure documents, the shareholders should follow these instructions:

•        if the shares are registered in the name of the shareholder, the shareholder should contact the Company at its offices at 155 Arlington St. Watertown, MA 02472 or (508) 213-8991, to inform the Company of their request; or

•        if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly. The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements or notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement or notice of internet availability of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which includes the financial statements, is available at www.proxyvote.com. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is also available on the SEC’s website.

Other Matters

The Company knows of no other matters to be submitted at the Special Meeting. If any other matters properly come before the Special Meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

EXHIBIT A

The Amended and Restated Certificate of Incorporation of the Company is hereby amended by adding the following new Section C immediately below Section B of Article IV:

C. Reverse Stock Split. Upon the filing and effectiveness (the “Reverse Split Effective Time”) pursuant to DGCL of this amendment to this Amended and Restated Certificate of Incorporation, each [_________(_)] shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Reverse Split Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive such additional fraction of a share of Common Stock as is necessary to increase the fractional shares to a full share. Each certificate that immediately prior to the Reverse Split Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above, and each book entry share shall be adjusted accordingly. No changes are being made to the number of authorized shares.

SPECTAIRE HOLDINGS INC. SPECTAIRE DEVELOPMENT CENTER 155 ARLINGTON ST. WATERTOWN, MA 02472 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V54089-Z88125 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SPECTAIRE HOLDINGS INC. The Board of Directors recommends you vote “FOR” Proposal 1: For Against Abstain To approve an amendment to the Company’s Certificate of Incorporation, and authorize the Board to effect a reverse stock split of the Company’s issued and outstanding Common Stock, within a range from 1-for-20 to 1-for-75, with the exact ratio of the reverse stock split to be determined by the Board. The Board of Directors recommends you vote “FOR” Proposal 2: 2 To approve the reservation and issuance of up to $25.0 million of securities in connection with a Standby Equity Purchase Agreement. The Board of Directors recommends you vote “FOR” Proposal 3: 3. To approve the related party transaction by and among Corsario Ltd., Spectaire Canada Inc., and Spectaire Holdings Inc. The Board of Directors recommends you vote “FOR” Proposal 4: 4. To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V54090-Z88125 SPECTAIRE HOLDINGS INC. Special Meeting of Stockholders July 22, 2024 10:00 a.m., Eastern Daylight Time This proxy is solicited by the Board of Directors The stockholders hereby appoint Brian Semkiw as proxy, with the power to appoint his substitute, and hereby authorize him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Spectaire Holdings Inc. that the stockholders are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Time, on July 22, 2024, at 5285 Solar Drive Mississauga, Ontario L4W 5B8, Canada, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side